EXHIBIT 99.1
                                                                    ------------

CONTACTS:

Cathy Jessup, CFO
The Topps Company, Inc.
212.376.0466
         or
Betsy Brod/Lynn Morgen
MBS Value Partners, LLC
212.750.5800

For Immediate Release
---------------------

                  THE TOPPS COMPANY, INC. REPORTS FIRST QUARTER
                               FISCAL 2008 RESULTS

New York, NY, July 17, 2007 - The Topps Company, Inc. (Nasdaq: TOPP) (the "Company") today reported financial results for the fiscal 2008 first quarter.

Net sales in the fiscal 2008 first quarter were $72.3 million compared to $76.3 million last year. Stronger foreign currencies versus the prior year increased fiscal 2008 first quarter sales by $1.1 million. Income from operations was $1.0 million compared to a loss of $301,000 in last year's first quarter. In the 2008 period, the Company incurred special charges of $3.1 million pre-tax, related to the pending sale of the Company. In the prior year's first quarter, the Company incurred special charges of $500,000 pre-tax for certain proxy contest costs.

Net income for the fiscal first quarter was $1.1 million, or $0.03 per diluted share. In last year's first quarter, the Company reported net income of $388,000 or $0.01 per diluted share.

Arthur T. Shorin, Chairman and CEO of Topps, commented, "The Company continued to post improved operating results which reflect the success of our ongoing efforts to revitalize the U.S. sports business. We are also actively implementing changes across the board in our Confectionery business. However, there are still many challenges in this segment which we expect will continue to impact our performance."

Financial Results by Segment

Entertainment net sales totaled $37.1 million in the fiscal 2008 first quarter, a 6.4% increase from $34.9 million in the prior-year period. First quarter Entertainment performance was driven by continued strong sales of U.S. sports cards across all three sports as well as the earlier shipment of Topps Baseball Series II which occurred primarily in the first quarter of this year. European sports products sales declined in the period as expected, due to the absence of a World Cup event this year. While there were solid sales of WWE entertainment properties in the U.S. and Europe, as well as Doctor


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Who and Winx in Europe, non-sports publishing sales decreased in the first quarter due to the expiration of the Company's Pokemon license and lack of other major U.S. licensing properties.

The increase in Entertainment operating margins net of direct overhead to 13.0% for the first quarter of fiscal 2008 from 1.3% in the prior year, combined with solid sales growth, resulted in a significant increase in earnings versus the prior year period. The margin improvement was attributable to the leveraging of fixed costs on the improved U.S. sports card business, increase in sales of high-margin U.S. sports card hobby products as well as a reduction in returns provisions in Europe.

Confectionery net sales were $35.2 million in the first quarter, versus $41.4 million in the prior year period. The sales decline was largely attributable to continued softness in the Company's core lollipops and reduced sales of Pokemon candy in Europe. In addition, the Company's one-time sale of inventory to a new Canadian distributor in the fourth quarter of last year has served to reduce first quarter sales versus year ago. Increased sales of Mega Mouth Spray in Europe, combined with the Vertigo introduction in the U.S. and Europe, partially offset the decline.

Confectionery earnings declined in the first quarter, driven by a 1.9 percentage point decrease in year-over-year operating margins after direct overhead. Margins reflect the impact of lower sales on a fixed cost base as well as the absence of rebates received in the first quarter of last year from the Company's Far East vendor.

Balance Sheet Information

At June 2, 2007, the Company had $81.5 million in cash and short-term investments and no debt. During the first quarter, the Company paid its regular quarterly cash dividend to shareholders of $0.04 per share. No shares were repurchased in the first quarter.

About Topps

Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops as well as "Bazooka" bubble gum. Topps entertainment products include trading cards, sticker album collections and collectible games. For additional information, visit www.topps.com.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

                                 (Tables Follow)



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                    THE TOPPS COMPANY, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET HIGHLIGHTS
                             (Amounts in Thousands)
                                   (Unaudited)

                                              As of                 As of
                                          June 2, 2007          March 3, 2007
                                          ------------          -------------

 Cash and Cash Equivalents                $  34,288            $    28,051
 Short-term Investments                      47,231                 53,556
 Working Capital                            132,820                123,845
 Net Property, Plant and Equipment           10,983                 11,170
 Total Assets                               272,132                276,344
 Shareholders' Equity                     $ 205,185            $   203,181



                    THE TOPPS COMPANY, INC. AND SUBSIDIARIES
                               SEGMENT INFORMATION
                             (Amounts in Thousands)
                                   (Unaudited)

                                                     Thirteen Weeks Ended
                                              June 2, 2007      March 3, 2007
                                              ------------      -------------

 Net Sales
    Candy                                    $ 33,424          $   39,342
    Gum                                         1,759               2,071
    Total Confectionery                        35,183              41,413

    Sports                                     26,531              24,089
    Non-Sports                                 10,580              10,795
    Entertainment Products                     37,111              34,884

Total                                       $  72,294          $   76,297

Contributed Margin
    Confectionery                            $ 10,944          $   12,482
    Entertainment Products                     11,209               6,344

Total                                       $  22,153          $   18,826

 Operating Profit, Net of Overhead
    Confectionery                            $  5,128          $    6,803
    Entertainment Products                      4,818                 439

Total                                       $   9,946          $    7,242



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 Reconciliation of Operating Profit, net of Direct Overhead to Income Before
 Provision for Income Taxes:

 Total operating profit, net of direct
 overhead                                  $   9,946              $   7,242
 Indirect overhead                            (7,846)                (6,178)
 Depreciation & amortization                  (1,103)                (1,365)
 Income (loss) from operations                   997                   (301)
 Interest income, net                            921                    757
 Income before provision for income taxes  $   1,918              $     456


                    THE TOPPS COMPANY, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (amounts in thousands, except share and per share data)
                                   (Unaudited)
                                                    Thirteen Weeks Ended
                                              June 2, 2007      May 27, 2006
                                              ------------      -------------

 Net Sales                                   $ 72,294          $   76,297
 Cost of sales                                 45,161              50,310
    Gross Profits on Sales                     27,133              25,987

Selling, general and administrative
 expenses                                      26,136              26,288
    Income (loss) from operations                 997                (301)

Interest income, net                              921                 757
Income before provision of income taxes         1,918                 456

Provision for income taxes                        824                  36
Net income before discontinued operations       1,094                 420

Loss from discontinued operations -
 net of tax                                        --                  32
   Net (loss) income                          $ 1,094           $     388

Basic net income per share:
  - From continuing operations                $  0.03           $     0.01
  - From discontinued operations                   --                   --
Basic net income per share                    $  0.03           $     0.01

Diluted net income per share:
  - From continuing operations                $  0.03           $     0.01
  - From discontinued operations                   --                   --

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Diluted net income per share                  $  0.03           $     0.01

Weighted average shares outstanding
  - Basic                                     38,743,000        39,497,000
  - Diluted                                   40,336,000        40,354,000